Exhibit 99.1

PRESS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com

Entegris Appoints Two New Members to Board of Directors

BILLERICA, Mass., February 17, 2021—Entegris, Inc. (NASDAQ: ENTG), a world-class supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced the appointment of two new members to its board of directors: Yvette Kanouff, a partner and chief technology officer at JC2 Ventures, and Rodney Clark, corporate vice president of the Worldwide Internet of Things (IoT) and Mixed Reality Sales at Microsoft Corporation. The addition of the two new directors is part of the board’s succession planning process.
“We are thrilled to welcome Yvette and Rodney to the Entegris board of directors,” said Paul L.H. Olson, chairman of Entegris’ board of directors. “Yvette and Rodney will bring fresh perspectives to the board that will help management enhance Entegris’ technology leadership position and execute on its strategic plan. With their additions, we believe that the board has a complementary mix of skills and experiences necessary to create value for Entegris’ stockholders and provide strong corporate governance.”
“Yvette brings to the board critical expertise fostering a culture of innovation and bringing disruptive technologies to market. Rodney also contributes significant technology experience to the boardroom, as well as deep expertise in driving customer engagement and building strategic partnerships,” said Bertrand Loy, Entegris’ president and chief executive officer. “Our board will benefit from their wealth of experiences, and I look forward to working with them as we continue to bring new and advanced technology solutions to the market, in close collaboration with our customers.”
In connection with the appointments of Ms. Kanouff and Mr. Clark, the board announced changes designed to further enhance its corporate governance and support board refreshment. The board has reduced the mandatory retirement age for independent directors from 75 to 72 and has introduced a 12-year term limit for all new independent directors joining the board. As a result of these changes, it is expected that two of Entegris’ current independent directors will retire by 2023. As announced at Entegris’ 2020 Analyst Day, the board aims to achieve 50% diversity among board members by no later than 2030.
About the new directors:
Ms. Kanouff, 55, adds executive leadership in bringing transformational and disruptive technologies to market to the board. She is currently a partner and the chief technology officer at Silicon Valley-based venture capital and private equity firm JC2 Ventures. Prior to that, she served as a senior vice president and general manager for Cisco’s Service Provider business where she was responsible for more than $7 billion in direct revenue and more than 6,000 employees globally. Previously, Ms. Kanouff held leadership positions for numerous companies, including Cablevision, SeaChange International, and Time Warner. She holds bachelor’s and master’s degrees in mathematics from the University of Central Florida. Ms. Kanouff currently serves as a board member for the publicly listed companies Amdocs Limited, a provider of software and services for communications, television, entertainment and media industry and other services; and Science Applications International Corp., a provider of technical, engineering and enterprise information technology services primarily to the U.S. government. She also serves on the boards of several of JC2 Ventures’ portfolio companies.
Mr. Clark, 51, brings extensive sales and marketing leadership experience to the board. As corporate vice president of the Worldwide Internet of Things and Mixed Reality Sales at Microsoft Corporation, he is responsible for building intelligent systems and mixed reality capability through sales and go-to-market execution, with thousands of partners and customers. Mr. Clark has been with Microsoft for over 20 years, leading multi-billion-dollar businesses, developing new channels and markets, driving M&A initiatives and running international organizations. Previous roles include vice president of Internet of Things, general manager of Samsung Alliance, and general manager of Worldwide Small and Medium Business engagement, Technical Sales and Public Sector businesses. Prior to Microsoft, Mr. Clark served at IBM Corporation for eight years in various sales, marketing and management capacities. He holds a Bachelor of Science in marketing from California State University, Fresno. Mr. Clark is also a member of the board of directors of West Monroe Partners, a private business and technology consulting firm.
About Entegris
Entegris is a world-class supplier of advanced materials and process solutions for the semiconductor and other high-technology industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.
Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “aim,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements related to board composition and other matters. These statements involve risks and uncertainties, and actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk factors and additional information described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors" in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 5, 2021, and in the Company’s other periodic filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.